Exhibit 10.95

AMENDED AND RESTATED SECOND AMENDMENT TO THE
LICENSE AND COLLABORATION AGREEMENT
This Amended and Restated Second Amendment to the License and Collaboration Agreement (this “Amended and Restated Second Amendment”) is made as of February 7, 2013 (the “Restated Second Amendment Effective Date”), by and among Gilead Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 333 Lakeside Drive, Foster City, California 94404 (“Gilead Parent”), Gilead Sciences Limited, a corporation existing under the laws of Ireland and wholly-owned subsidiary of Gilead Parent having its principal place of business at IDA Business & Technology Park, Carrigtohill, Co. Cork, Ireland (“Gilead Sub” and, collectively with Gilead Parent, “Gilead”) and Janssen R&D Ireland, a company organized and existing under the laws of Ireland, having its principal place of business at Eastgate Village, Eastgate, Little Island, County Cork, Ireland (“Janssen”). Each of Gilead and Janssen is sometimes referred to individually herein as a “Party” and collectively as the “Parties.”
WHEREAS, Gilead and Janssen previously entered into that certain License and Collaboration Agreement, dated as of July 16, 2009 (as amended from time to time, the “Agreement”);
WHEREAS, Gilead and Janssen previously entered into that certain First Amendment to the Agreement, dated as of September 14, 2010 (the “First Amendment”);
WHEREAS, Gilead and Janssen previously entered into that certain original Second Amendment to the Agreement (the “Original Second Amendment”), dated as of July 1, 2011 (the “Second Amendment Effective Date”);
WHEREAS, Janssen was formerly Tibotec Pharmaceuticals and has now changed its name to Janssen R&D Ireland and wishes to reflect this change in entity name; and
WHEREAS, Gilead and Janssen desire to amend and restate the Original Second Amendment to modify certain approaches to the sale of Combination Product in certain additional countries, reallocate the Parties' responsibilities with respect to certain countries and modify certain payment and distribution terms in such countries as between the Parties.
WHEREAS, Gilead and Janssen further desire to amend and restate the Original Second Amendment to clarify the Parties' responsibilities with respect to the [*].
NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:
SECTION 1.Additional Definitions. The following new definitions shall be inserted into the Agreement:

13.1“Branded Region B/C Combination Product” shall mean any Territory Combination Product that is Manufactured by or on behalf of Gilead or its Affiliates (or by or on behalf of Janssen or its Affiliates pursuant to Section 8.5) in accordance with the Branded Region B/C Combination Product specifications set forth in Annex Z (including the tablet color and shape set forth therein) which specifications describe a product intended by the Parties to be sold or otherwise Distributed (or Manufactured for sale or other Distribution) exclusively in Region B or Region C.

13.2“Branded Region B/C Combination Product Trade Dress” shall have the meaning set forth in Section 6.8.
13.3“Early Period” shall have the meaning set forth in Section 10.6(a)(ii).
13.4“Existing Region” shall mean the Territory excluding Region A, Region B and Region C.
13.5“Expanded Existing Region” shall mean the Existing Region, including Russia, Mexico and Argentina.
13.6“Final TCP Invoice” shall mean an invoice or credit note issued to Janssen or its designated Affiliate in accordance with this Agreement at the end of the applicable Calendar Year for Triggering Sales of Territory Combination Product with respect to the Janssen Countries as set forth in Annex BB.
13.7“Final TMC278 Invoice” shall mean the invoice or credit note issued to Gilead or its designated Affiliate in accordance with this Agreement at the end of the applicable Calendar Year for the Regional TMC278 Annual True-Up with respect to the Gilead Countries as set forth in Annex N.
13.8“Generic Exception” shall have the meaning set forth in Section 17.2(a).
13.9“Generic Manufacturing Agreement” shall mean any agreement between Janssen or a Janssen Affiliate and a Gilead Licensee pursuant to which Janssen or its Affiliates grants such Gilead Licensee the right under intellectual property Controlled by Janssen and its Affiliates to Manufacture or commercialize Generic Region C Combination Product.
13.10“Generic Region C Combination Product” shall mean any generic Combination Product. For clarity, Generic Region C Combination Product does not constitute Territory Combination Product.
13.11“Gilead Licensee” shall mean, at a given time, any Third Party that is a party to an agreement with Gilead or any of its Affiliates under which Gilead or such Affiliate has granted to such Third Party rights to Manufacture and sell TDF, FTC or both (as API or in the form of a generic product) in the Field in Region C.
13.12“Gilead Region C Know-How” shall mean any and all Gilead Know-How necessary to make the Generic Region C Combination Product from TDF, FTC and TMC278.
13.13“Interim TCP Invoice” shall mean the invoice for Territory Combination Product issued to Janssen or its designated Affiliate in accordance with this Agreement that is calculated based on the TCP Interim Supply Price with respect to the Janssen Countries as set forth in Annex BB.
13.14“Janssen Licensee” shall mean, at a given time, any Third Party that is a party to an agreement with Janssen or any of its Affiliates under which Janssen or such Affiliate has granted to such Third Party rights to Manufacture and sell 27.5 mg TMC278 in combination with 300 mg TDF and 200 mg FTC in the Field in Region C.
13.15 “Joint Region C Know-How” shall mean any and all Joint Know-How necessary to make the Generic Region C Combination Product from TDF, FTC and TMC278.
13.16“Licensed Generic Manufacturer” shall have the meaning set forth in Section 6.12(a).
13.17“Limited Region A” shall mean Region A, excluding Russia, Mexico and Argentina.

13.18“Major Market Combination Product” shall mean any Territory Combination Product that is manufactured by Gilead in accordance with the Major Market Combination Product specifications set forth in Annex Z which specifications describe a product intended by the Parties to be sold or otherwise Distributed (or Manufactured for sale or other Distribution) in the Territory outside of Region B or Region C, which shall, for the avoidance of doubt, exclude any Region B/C Combination Product.
13.19“Major Market Trade Dress” shall mean the tablet color, embossing and printing on the tablet, and the label, packaging and package insert for the Major Market Combination Product, in each case that has been approved by the applicable Regulatory Authorities, from time-to-time.
13.20“Region A” shall mean those countries designated in Annex AA as Region A countries.
13.21“Region B” shall mean those countries designated in Annex AA as Region B countries.
13.22“Region B/C CMO” shall have the meaning set forth in Section 8.5.
13.23“Region B/C Combination Product” shall mean Generic Region C Combination Product and Branded Region B/C Combination Product.
13.24“Region C” shall mean those countries designated in Annex AA as Region C countries.
13.25“Revaluation TCP Invoice” shall mean the invoice or credit note for revaluation of Interim TCP Invoices in accordance with Annex DD.
13.26“TCP Invoice” shall mean an Interim TCP Invoice, Revaluation TCP Invoice or a Final TCP Invoice, as applicable.
13.27“Third Party Component Distributor” shall mean a Third Party distributor that (a) purchases Truvada (or Viread and Emtriva in countries where Truvada is not sold) or the TMC278 Product, as applicable, from a Party or its Affiliates for distribution in a country in the Territory and (b) has the right to conduct the marketing, promotion, distribution, selling and other activities for the commercialization of such product.
SECTION 2.Combination Product and Gilead and Janssen Countries Definition.
2.1.Section 1.44 of the Agreement is hereby replaced in its entirety as follows: “Combination Product” shall mean the fixed-dose co-formulated product in oral dosage form containing, as its only APIs per single daily dose, 300 mg TDF, 200 mg FTC and 27.5 mg TMC 278, intended for adult and adolescent use, and once-daily administration. The “adolescent” population shall be determined by industry standards (generally, age twelve (12) years to adult or equivalent weight ranges), clinical data and Approvals by the Regulatory Authorities. Notwithstanding the foregoing, in no event shall the failure to secure Approval for an adolescent indication cause such product to fall outside of this definition.
2.2.Section 1.100 of the Agreement is hereby replaced in its entirety as follows: “Gilead Countries” shall mean all countries in the Territory, other than any Janssen Countries, as set forth in Annex AA.
2.3.Section 1.236 of the Agreement is hereby replaced in its entirety as follows: “Janssen Countries” shall mean those countries indicated as Janssen Countries in Annex AA.
2.4.Section 1.250 of the Agreement is hereby replaced in its entirety as follows; “TMC278 Product” shall mean that certain pharmaceutical product in oral form containing 27.5 mg TMC278 (which is equivalent to 25 mg of rilpivirine) as its only active ingredient that was under development by Tibotec as of the Effective Date.
SECTION 3. 27.5 mg of TMC278 and Associated Calculations.
3.1.Sections 1.63 and 17.2(a) are hereby amended by replacing the word “25 mg” where it appears in each such Section with the word “27.5 mg”.
3.2.Annex J is hereby amended by replacing the word “25 mg” where it appears in such Annex with the word “27.5 mg”.
3.3.Annex P is hereby amended by replacing all references to [*].
SECTION 4.Region Definition. Section 1.202 of the Agreement is hereby replaced in its entirety as follows:
“Region” shall mean, as applicable, the Existing Region, Expanded Existing Region, Limited Region A, Region A, Region B, Region C or Japan, or any combination of the foregoing, defined subdivision of the foregoing or defined grouping of subdivisions of the foregoing, as the case may be; provided, however, that Region as used in Sections 19.5(d), 19.5(e), 19.6(d) and 19.6(e) shall mean either (a) the United States and Canada, or (b) all countries in the Territory other than the United States and Canada, as the case may be.
SECTION 5.Selling Party Definition. Section 1.214 of the Agreement is hereby replaced in its entirety as follows:
“Selling Party” shall mean (a) Janssen in the case of the Janssen Countries and (b) Gilead in the case of the Gilead Countries.
SECTION 6.Specified Percentage Definition. Section 1.219 of the Agreement is hereby replaced in its entirety as follows:
“Specified Percentage” shall mean (a) in the case of all countries in the Territory other than the countries in [*], subject to adjustment, on a country-by-country basis, pursuant to Section 11.6, and (b) in the case of countries in [*].
SECTION 7.Territory Definition. Section 1.227 of the Agreement is hereby replaced in its entirety as follows:
“Territory” shall mean all countries of the world.
SECTION 8.Territory Combination Product Definition. Section 1.228 of the Agreement is hereby replaced in its entirety as follows:
“Territory Combination Product” shall mean any Combination Product sold or otherwise distributed (or Manufactured for sale or other distribution) pursuant to this Agreement or any Ancillary Agreement, excluding, for the avoidance of doubt, any Generic Region C Combination Product.
SECTION 9.Janssen Distributor Agreement Definition. Section 1.237 of the Agreement is hereby replaced in its entirety as follows:
“Janssen Distributor Agreement” shall mean, as applicable, Annex Z or any agreements entered into by Gilead and Janssen, or their respective Affiliates which the Parties agree supersede Annex Z with respect to country(ies) in which Janssen is the Selling Party and pursuant to which Gilead sells the Territory Combination Product to Janssen, in bulk or bottled form, for Distribution in one or more Janssen Countries.
SECTION 10.Access Agreement Removal.
Section 1.4 of the Agreement is hereby deleted in its entirety.
SECTION 11.Change from Tibotec to Janssen.
All references and uses of the term “Tibotec” in the Agreement, whether alone or as part of the name of another defined term, are hereby replaced with the term “Janssen”.
SECTION 12.Other Combination Product Clinical Trials. Section 3.2(b)(iii) of the Agreement is hereby amended by deleting the text “or Japan” from the Section.
SECTION 13.Regulatory Matters
13.1Registration Plan Creation. Section 4.2(a) of the Agreement is hereby amended by inserting the following sentence at the end of such Section: Within sixty (60) days after the Second Amendment Effective Date, the Parties shall update the Registration Plan to cover the countries in Region A, Region B and Region C in which a Party or its applicable Affiliate or Third Party Distributor intends to launch the Branded Region B/C Combination Product.
13.2MA Holder. Section 4.4(a) of the Agreement is hereby amended and replaced in its entirety with the following: MA Holder. With respect to each country in the Territory, unless otherwise agreed to in writing by the Parties or prohibited by Applicable Law, Gilead, or its designated Affiliate or Third Party Distributor, shall hold the marketing authorization with respect to the Combination Product with respect to such country. Notwithstanding the foregoing, the Parties have agreed that Janssen, or its designated Affiliate or Third Party Distributor, will hold the marketing authorization with respect to the Combination Product in the countries set forth in the letter agreement entered into by the Parties, a copy of which is attached as Annex EE. In those countries in which the Parties have agreed in writing that Janssen, or its designated Affiliate or Third Party Distributor, will hold the marketing authorization with respect to the Combination Product, as well as in those countries in which Janssen as the Selling Party, or its designated Affiliate or Third Party Distributor, is required by Applicable Law to hold the marketing authorization, Janssen, or its designated Affiliate or Third Party Distributor shall hold the marketing authorization. [*].
SECTION 14.Product Information; Medical Affairs and Medical Communications.
14.1.Section 5.1(a) of the Agreement is hereby amended by inserting the words “and Section 6.3(b)” following the words “Section 5” in the first sentence.
14.2.Section 5.1(b) of the agreement is hereby amended by inserting the words “Subject to Section 6.3(b),” at the beginning of the first sentence.
SECTION 15.Distribution Rights and Related Matters. Section 6.1 of the Agreement is hereby replaced in its entirety as follows:
6.1    Janssen Distribution Rights and Related Matters.
(a)General Restrictions on Distribution of Territory Combination Products.

(i)Major Market Combination Product. Each Party and its Affiliates (A) may and shall only sell, offer for sale, or assist Third Parties in selling Major Market Combination Product in Region A for end use in the Field and in countries in Region A in which such Party is the Selling Party, and (B) shall not sell and shall prohibit its distributors and their respective wholesalers and distributors (if any are permitted pursuant to this Agreement) from selling Major Market Combination Product in Region B or Region C or from assisting any Third Party in doing so.
(ii)Branded Region B/C Combination Products. Each Party and its Affiliates (A) may and shall only sell, offer for sale, or assist Third Parties in selling Branded Region B/C Combination Product in Region B or Region C for end use in the Field and in countries in Region B or Region C in which such Party is the Selling Party, and (B) shall not sell and shall prohibit its distributors and their respective wholesalers and distributors (if any are permitted pursuant to this Agreement) from selling a Branded Region B/C Combination Product outside of Region B or Region C or from assisting any Third Party in doing so.
(iii)Generic Region C Combination Products. Each Party and its Affiliates (A) shall only sell, offer for sale, or assist Third Parties in selling Generic Region C Combination Product in Region C for end use in the Field, and (B) shall not sell and shall prohibit its distributors and their respective wholesalers and distributors (if any are permitted pursuant to this Agreement) from selling a Generic Region C Combination Product outside of Region C or from assisting any Third Party in doing so.
(b)Notification of Generic Sale for Region C. It is anticipated that Janssen (or its Affiliates or Third Party Distributors) may initially Distribute Branded Region B/C Combination Product in Region C where Janssen is the Selling Party. If at any time Janssen or any of its Affiliates or Third Party Distributors determines that it desires to sell Generic Region C Combination Product in a Janssen Country in Region C, Janssen shall promptly provide advance notice to Gilead of such election and specify in which Janssen Countries in Region C it intends to sell Generic Region C Combination Product.
(c)Non-Region B/C Combination Product. Neither Party nor any of its Affiliates shall be permitted to Distribute any Combination Product in Region C other than Region B/C Combination Product.
(d)Gilead Third Party Distributor Purchases in Region C. Nothing in this Agreement shall prevent Gilead's Third Party Distributors in Region C from purchasing Generic Region C Combination Product from a Licensed Generic Manufacturer and selling such Generic Region C Combination Product in those Region C countries where Gilead is the Selling Party.
SECTION 16.Specific Commercialization Obligations. Section 6.2(b)(iii) is amended by inserting the following sentence at the end of the Section: “Notwithstanding anything contained herein to the contrary, the Parties may from time to time mutually agree in writing on adjustments to the number of Details set forth in Annex F.”
SECTION 17.Detailing Election. Section 6.3(a) of the Agreement is hereby amended by replacing the word “Territory” in the first sentence with “Expanded Existing Region”.
SECTION 18.Other Promotion by Parties. Section 6.3(b) of the Agreement is hereby replaced in its entirety as follows:
(b)    Responses to Unsolicited Questions and Related Matters.

(i)For any country in the Existing Region, Janssen and its Affiliates may not market or promote (other than Detail) the Territory Combination Product, but may in connection with their activities relating to the TMC278 Product respond to unsolicited questions that they receive with respect to the Territory Combination Product. Gilead may elect to provide Janssen with an approved slide deck or other background materials for use in responding to such questions. In the event that Gilead does elect to provide such materials, Janssen and its Affiliates shall respond to any unsolicited questions that they receive with respect to the Territory Combination Product in a manner consistent with such materials (unless Janssen or its applicable Affiliate believes in good faith that such materials are inconsistent with Applicable Law or its corporate policies).
(ii)For any country in Region A, the non-Selling Party with respect to such country may respond to unsolicited questions solely in accordance with Applicable Law and based solely upon the Product Label and Insert for the Territory Combination Product in such country in Region A and any approved materials the Selling Party provides to the non-Selling Party for responding to such questions in such country, which approved materials may be withdrawn from use by the Selling Party at any time.
(iii)For any country in Region B or Region C, the non-Selling Party with respect to such country and its Affiliates shall not respond to any unsolicited question that they receive with respect to the Territory Combination Product and shall use reasonable efforts to refer any such unsolicited questions to the Selling Party for such country.
SECTION 19.Detailing of the TMC278 Product. Section 6.4 of the Agreement is hereby amended by inserting the phrase “, excluding any countries in Region A, Region B or Region C,” following the word “Territory” in the first sentence.
SECTION 20.Branded Region B/C Combination Product Trade Dress. Section 6.8 of the Agreement is hereby amended by:
20.1.Changing all references to “Combination Product” in such Section to “Territory Combination Product”; and
20.2.Inserting the following at the end of such Section: “All Branded Region B/C Combination Products shall have a different tablet color and tablet design and packaging than the Major Market Combination Product. Without limitation of the foregoing provisions of this Section 6.8, Gilead shall designate such tablet color and design and shall design the packaging for the Branded Region B/C Combination Product, which packaging (and only such packaging) shall be used by Janssen and its Affiliates and Third Party Distributors (the “Branded Region B/C Combination Product Trade Dress”); provided, however, that Janssen shall modify such packaging as required to comply with local Applicable Law and shall translate such packaging to the local language as necessary. Janssen shall notify Gilead and obtain Gilead's prior written approval of any such packaging modifications with respect to the Branded Region B/C Combination Product.”
SECTION 21.Licensed of Joint Technology to Generic Manufacturers. Section 6.12 of the Agreement is hereby inserted as follows:
6.12    Generic Region C Combination Product Licensed Manufacturers.
(a)Subject to the terms of this Agreement, notwithstanding Section 14.1(d) of this Agreement, Janssen shall have the right to license the Gilead Licensees under Janssen's interest in the Joint Technology and any intellectual property and other rights in and to TMC278 owned or otherwise

Controlled by Janssen and its Affiliates, in each case, to Manufacture and otherwise Exploit Generic Region C Combination Products solely in Region C (or any countries therein) (each Gilead Licensee so licensed by Janssen, a “Licensed Generic Manufacturer”). For clarity, Janssen and its Affiliates are not themselves licensed by Gilead to Exploit TDF or FTC (other than in the Territory Combination Product) and therefore shall not have the right to grant any licenses under Gilead's intellectual property with respect to TDF or FTC.
(b)Each Party (i) represents and warrants that as of the Second Amendment Effective Date it has provided the other Party with a list of Janssen Licensees or Gilead Licensees, as applicable, that is complete and accurate as of the Second Amendment Effective Date and each Party shall, from time to time, provide the other Party a written update of such list to reflect any modifications to its Janssen Licensees or Gilead Licensees, as the case may be and (ii) from time to time, as requested by the other Party, shall provide a true and correct copy of [*] of this Agreement. Notwithstanding anything to the contrary hereunder or in any Ancillary Agreement, neither Gilead nor Janssen shall be liable for, nor be obligated to indemnify, hold harmless or defend the other Party or any of its Indemnified Persons with respect to any act or omission of any Gilead Licensee or Janssen Licensee, respectively, and any Losses or Proceedings arising therefrom provided that such Party has complied with its obligations hereunder with respect to such Gilead Licensee or Janssen Licensee.
SECTION 22.Trademark and Patent Lists for Region A, B and C. Section 6.13 of the Agreement is hereby inserted as follows:
6.13    Updated Trademark and Patent Lists. For the countries in Region A, Region B and Region C, at reasonable intervals, the Selling Party may request from the non-Selling Party updates to Annexes A and B to include the Patents and Trademarks covered thereby for such countries, in which case the non-Selling Party shall provide such update for its applicable Patents and Trademarks within a reasonable time following such request.
SECTION 23.Technology Transfer; Generic Licensees. Section 6.14 of the Agreement is hereby inserted as follows:
6.14    Technology Transfer Package. Upon the written request of Janssen, Gilead shall prepare a written technology transfer package of Gilead Region C Know-How and Joint Region C Know-How available to Gilead (the “Generic Technology Transfer Package”). If Janssen notifies Gilead of any [*].
SECTION 24.Modified Pricing. Section 7.7 of the Agreement is hereby inserted as follows:
7.7    Limited Region A, Region B and Region C Modified Pricing. Notwithstanding anything in this Agreement to the contrary, the pricing and discounting provisions for Limited Region A, Region B and Region C shall be governed by the provisions set forth in Annex Y (and not the other provisions of this Section 7 unless expressly provided for in Annex Y).
SECTION 25.Territory Combination Product Supply to Janssen. Section 8.2 of the Agreement is hereby replaced in its entirety and Section 8.5 is added as follows:
8.2    Territory Combination Product Supply to Janssen. The supply of Territory Combination Product to Janssen for Distribution in the Janssen Countries and the Distribution of such Territory Combination Product by Janssen shall be governed by the terms of this Agreement, including those set forth in Annex Z. The terms set forth in Annex Z shall constitute the Janssen Distribution Agreement for purposes of this Agreement.
8.5    [*].

SECTION 26.Retained Rights. Section 9.5 of the Agreement is hereby amended by inserting the following two (2) sentences at the end of such Section “Notwithstanding anything contained in this Section 9.5, none of the licenses granted under this Agreement apply to Generic Region C Combination Product. Notwithstanding any exclusivity or co-exclusivity granted in this Section 9, but subject to the terms of this Agreement, each Party and its Affiliates retains all rights under any intellectual property owned or Controlled by such Party or its Affiliates (other than Controlled as a result of the licenses granted in this Section 9), including its interest in the Joint Technology, to exercise its rights under such Party's Generic Exception.”
SECTION 27.Section 10.4 and Annex J. A new Section 10.4(e) of the Agreement is hereby inserted as follows:
(e)    Notwithstanding anything else in this Section 10.4 or Annex J, the provisions of this Section 10.4 and Annex J do not apply to any [*].
SECTION 28.Expired and Returned Product. Section 10.6 of the Agreement is hereby replaced in its entirety with the following:
10.6    Expired and Returned Product.
(a)Gilead Countries.
(i)If Gilead (or its applicable Affiliate) is unable to sell any quantities of Territory Combination Product packaged and labeled for countries in the Territory in which Gilead is the Selling Party in its reasonable discretion on account of product expiry (or short remaining shelf-life, as applicable), or such Combination Product is otherwise returned by a Customer (and such Customer is entitled to a credit in connection with such return pursuant to Gilead's (or its Affiliate's) applicable standard return policy (published and in effect immediately prior to such return)) to Gilead (or its applicable Affiliate), and cannot be resold (any such Combination Product that cannot be so sold or is so returned and cannot be resold, “Gilead Expired/Short-Dated Product”), then (A) Gilead shall destroy such Combination Product (which destruction shall be in accordance with Applicable Law), (B) within ten (10) Business Days following the end of each calendar month, Gilead shall notify Janssen of the quantity, if any, of Gilead Expired/Short-Dated Product designated, during such calendar month, for destruction (pursuant to Gilead's standard operating procedures), and (C) with respect to any Gilead Expired/Short-Dated Product, (1) notwithstanding anything in this Agreement or any Ancillary Agreement, the Manufacturing Fees that were incurred for any Gilead Expired/Short-Dated Product shall be borne, [*].
(ii)Notwithstanding anything preceding in Section 10.6(a)(i), during the period of time when Major Market Combination Product or Branded Region B/C Combination Product has [*]. The Parties shall coordinate in good faith to determine the timing and mechanics for effecting the foregoing adjustments and payments.
(b)Janssen Countries. Subject to Section 2.2 of the Janssen Distributor Agreement and Annex Z, Section 10.6(a)(i) shall apply to (i) Janssen as the Selling Party, mutatis mutandis, and (ii) any Territory Combination Product that was Delivered (as defined in Annex Z) to Janssen under the Janssen Distributor Agreement, which Territory Combination Product Janssen is [*].
SECTION 29.Taxes. Section 10.11 of the Agreement is hereby replaced in its entirety with the following:
10.11    Tax.

(a)Subject to Section 10.11(b), each Party shall be responsible for any and all sales, use, excise, value added, goods and services and similar taxes and charges imposed with respect to any payments to such Party by the other Party pursuant to this Section 10, and each Party shall be responsible for any taxes (including any such taxes imposed by way of withholding) in the nature of income or franchise taxes or based on or measured by gross or net income imposed with respect to its income. Subject to Section 10.11(b), each Party shall pay to the proper taxing authority any and all withholding taxes or similar charges imposed by any governmental unit that are required to be withheld from any amounts due to the other Party pursuant to this Section 10, and proof of payment of such taxes or charges shall be secured and sent to such other Party as evidence of such payment. All amounts withheld and paid by a Party pursuant to the immediately preceding sentence with respect to taxes for which the other Party is responsible pursuant to the first sentence of this Section 10.11 shall be paid for the account of such other Party and deducted from the amounts due from the paying Party to such other Party pursuant to this Section 10.
(b)If Janssen [*].
SECTION 30.Establishment/Adjustment of the Supply Prices. Section 11.5 of the Agreement is hereby replaced in its entirety with the following:
11.5    Establishment/Adjustment of the Supply Prices in the Janssen Countries and Gilead Countries.
(a)TMC278. Subject to the other terms and conditions of this Agreement, the TMC278 Supply Agreement shall provide that, with respect to any quantity of Supplied TMC278 ultimately used in Combination Product sold in the Territory, Janssen shall issue, and Gilead shall pay, a Pre-Conversion Invoice and, solely in the case of the Gilead Countries if there is a Triggering Sale, a Post-Conversion Invoice in accordance with the terms and procedures set forth on Annexes M and N such that Gilead pays to Janssen (i) the Pre-Conversion Supply Price and the Post-Conversion Supply Price for such Supplied TMC278 in the case of the Gilead Countries and (ii) in all other cases, [*]. On a monthly basis, no later than the tenth (10th) Business Day after the end of each month, Gilead shall calculate the Post-Conversion Supply Price for such Supplied TMC278 corresponding to Combination Product for which Triggering Sales occurred in Gilead Countries in such month in accordance with Annex N, and shall provide such Post-Conversion Supply Price to Janssen. All Pre-Conversion Supply Prices and Post-Conversion Supply Prices shall be calculated in U.S. Dollars. For the avoidance of doubt, to the extent the TMC278 Supply Agreement is inconsistent with Annex M and Annex N of this Agreement, as amended, the terms of Annex M and Annex N shall supersede the terms of the TMC278 Supply Agreement (including, for clarity, the limitation in Annex M and Annex N that [*].
(b)Territory Combination Product. The issuance of invoices and payment terms for Territory Combination Product sold by Gilead to Janssen or its Affiliates shall be determined according to the provisions set forth in Annex BB.
SECTION 31.Payment Terms for Region A, Region B and Region C. Section 11.6 of the Agreement is hereby amended by inserting the following sentence at the end of the Section: “The provisions of this Section 11.6 shall not apply to any of the countries in Region A, Region B or Region C.”
SECTION 32.Payment Term and Related Matters. Section 11.7(d) of the Agreement is hereby amended be inserting “Solely with respect to the Expanded Existing Region and any Triggering Sales occurring therein,” at the beginning of the first sentence of the section.

SECTION 33.Payment Terms for Region A, Region B and Region C. Section 11.7(e) of the Agreement is hereby replaced in its entirety with the following:
11.7(e)        Notwithstanding anything else in this Section 11.7, the payment terms for (i) Supplied TMC278 ultimately used in Combination Product sold in Region A, Region B and Region C are set forth in Annex M which, in the case of such Supplied TMC278, shall apply in lieu of the provisions in this Section 11.7 and (ii) Territory Combination Product sold to Janssen are set forth in Annex BB.
SECTION 34.A new Section 11.10 is added to the Agreement as follows:
11.10        Certain Shared Fees. The Parties agree that [*].
SECTION 35.Financial Records and Audit.
35.1.Section 12.1 of the Agreement is hereby replaced in its entirety with the following:
12.1    Financial Records. Each Party shall, and shall cause its applicable Affiliates, Third Party Distributors and any third party distributors of Truvada or the TMC278 Product, as applicable, to, keep complete and accurate books and records pertaining to information provided to the other Party pursuant to Section 7.4(a), 11.5 or 11.9 (or required to determine that the DCPs provided by such Party comply with the terms of this Agreement). Each Party shall keep, and shall cause its applicable Affiliates to keep, complete and accurate books and records pertaining to the determination of the Manufacturing Fees, the determination of any API Replacement Cost and any other amounts that one Party (or its Affiliates) may owe to the other Party (or its Affiliates) hereunder or under any Ancillary Agreement. Each Party shall, and shall cause its applicable Affiliates, Third Party Distributors and third party distributors of Truvada or the TMC278 Product, as applicable, to, keep such books and records for the longer of (a) five (5) years after the Calendar Quarter in which the applicable sales occurred or such costs and expenses were invoiced, (b) the expiration of the applicable statute of limitations for tax purposes (or any expiration thereof) or (c) such longer period as may be required by Applicable Law.
35.2.Sections 12.2(b) and (c) of the Agreement are hereby replaced in their entirety with the following:
(b)    Mutually Agreed Audits. Unless otherwise agreed by the Parties in writing, the Parties shall engage an Independent Accounting Expert to confirm, for each Calendar Year during the term of this Agreement, the accuracy of (i) any calculation by the Discount Committee, (ii) any pricing or discounting information provided to the Discount Committee or to either Party by the other Party pursuant to Section 7.4 or Annex R, (iii) any information of a Party or its Affiliates that is required to determine that the DCPs provided by such Party comply with the terms of this Agreement (including, for any Calendar Quarter up to and including the [*], (iv) the calculation of the TCP Final Supply Price for Major Market Combination Product Delivered for the Janssen Countries [*] and (v) the calculation of the Regional TMC278 Annual True-Up and the Post-Conversion Supply Price for Territory Combination Product with respect to the [*]; provided, however, that the foregoing shall not permit either Party to audit any Third Party Component Distributor, such audit being permitted solely as and to the extent provided in Section 12.2(c). The Parties shall mutually agree in writing on the desired scope of such audit. The Independent Accounting Expert shall conduct such other audits as mutually determined by the Parties in writing to confirm the accuracy of any financial data provided by or on behalf of either Party pursuant to Section 11.9.
(c)    Party Initiated Audits. Without limitation of Section 12.2(b), upon the request of either Party (the “Initiating Party”), the Independent Accounting Expert shall audit the other Party (the “Audited Party”) and its applicable Affiliates to examine (subject to Section 12.2(d)) the books and records maintained by such Person pursuant to Section 12.1 to verify (i) any amounts reimbursable by the auditing Party hereunder or under any Ancillary Agreement, (ii) the determination of any API Replacement Cost, (iii) in the case of Gilead as the Audited Party, the Manufacturing Fees, (iv) any calculations required to be made pursuant to this Agreement, (v) any information or reports of such other Party provided pursuant to this Agreement, (vi) any information subject to the annual audit contemplated in Section 12.2(b), including the accuracy of such information from time to time with respect to one or more Customers, (vii) the accuracy of any information provided by or on behalf of any Party pursuant to Section 11.9 to the other Party to the extent that such information is used in any calculation hereunder with respect to the portion of costs and expenses borne, or revenue obtained, by the Initiating Party or any of its Affiliates hereunder or under any Ancillary Agreement and (viii) not more than one (1) time per Calendar Year and solely with respect to [*] is used in the calculations set forth in the Annexes hereto during the audited period. The Initiating Party shall conduct an audit the scope of which is commensurate with the underlying matters being audited as itemized in this Section 12.2(c) clauses (i) - (viii); provided, however, that any audits under clause (viii) shall be conducted solely by the Party that is party to the applicable agreement with such Third Party Component Distributor and in accordance with terms and conditions of such agreement using the Independent Audit Expert or other mutually acceptable certified or chartered accountant (in each case as permitted by the terms and conditions of such agreement) and the other Party shall only have the right to review the results of such audit generated by the contracting Party and such Independent Audit Expert or accountant to the extent such audit results may be revealed pursuant to the applicable Third Party Component Distributor agreement; provided, further, that this Section 12.2(c) shall not confer rights to any Party that exceed those rights set forth in the applicable agreement with such Third Party Component Distributor.
SECTION 36.Consequences of Inaccurate DCPs and Component Prices. Section 12.2(e) of the Agreement is hereby replaced in its entirety with the following:
(e)    Consequences of Inaccurate DCPs and Component Prices.
(i)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN THE CASE OF THE EXPANDED EXISTING REGION (A) NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR DAMAGES AND (B) NO ADJUSTMENTS SHALL BE MADE PURSUANT TO SECTION 12.2(i), IN EITHER CASE DUE TO THE PROVISION OF INACCURATE PRICING OR DISCOUNT INFORMATION TO THE DISCOUNT COMMITTEE (OR, FOR ANY CALENDAR QUARTER UP TO AND INCLUDING THE [*]), EXCEPT TO THE EXTENT THAT SUCH BREACH OR LACK OF COMPLIANCE AROSE FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF SUCH PARTY OR ITS AFFILIATES.
(ii)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN THE CASE OF LIMITED REGION A, REGION B AND REGION C (A) THE SELLING PARTY SHALL HAVE NO LIABILITY TO THE NON-SELLING PARTY FOR DAMAGES AND (B) [*].
SECTION 37.Adjustments. Section 12.2(i) of the Agreement is hereby replaced in its entirety with the following:
(i)    Adjustments.
(i)The following shall apply to the Expanded Existing Region: Except as otherwise provided in Section 12.2(e), in the event that the Independent Accounting Expert determines, pursuant to this Section 12.2, that any Party provided any inaccurate information, the Parties shall coordinate to recalculate any amounts due hereunder or under any Ancillary Agreement based on the corrected data, as provided by the Independent Accounting Expert, and to make any payments that may be required to ensure that costs and expenses and revenues are shared in accordance with such recalculations (and the other applicable terms of this Agreement or such Ancillary Agreement); provided, however, that if either Party provided inaccurate pricing or discount information to the Discount Committee (or, for any Calendar Quarter up to and including the [*] due to its or any of its Affiliates' gross negligence or intentional misconduct, and such inaccurate information (or non-compliant DCP) resulted in a higher selling price for the Combination Product than would have been permitted hereunder had the proper information (or DCP) been provided, then with respect to any Triggering Sales of Combination Product that were sold at a higher price that reflected such inaccurate price information of such Party (or non-compliant DCP), the Parties' respective revenue shares shall be adjusted as follows: the Selling Party shall determine, for the Units of Combination Product sold in such Triggering Sales (the “At-Issue Units”), (a) [*]. Other than the foregoing reapportionment, no other adjustments are intended to be made to account for, or as a result of, the Corrected Revenue Share (e.g., no adjustments to the Actual Percentages).
(ii)The following shall apply to the Limited Region A, Region B and Region C: Except as otherwise provided in Section 12.2(e), in the event that it is determined, pursuant to this Section 12.2, that any Party provided any inaccurate information, the Parties shall coordinate to recalculate any amounts due hereunder or under any Ancillary Agreement based on the corrected data, as has been determined pursuant to this Section 12.2, and to make any payments that may be required to ensure that costs and expenses and revenues are shared in accordance with such recalculations (and the other applicable terms of this Agreement or such Ancillary Agreement)
SECTION 38.Trademark Registration Costs. Section 14.6(c)(i) of the Agreement is hereby replaced in its entirety with the following:
14.6(c)(i)    Registration. Subject to the licenses granted in Section 9.4(c), the Parties agree that, as between Gilead and Janssen and their respective Affiliates, Gilead (or its designee) shall own all right, title and interest in and to the Combination Product Trademarks. Gilead (or its designee) shall have the sole right, at its sole expense, to search, clear, file, register, prosecute and maintain the Combination Product Trademarks anywhere in the world in the name of Gilead (or its designee); provided, however, that [*].
SECTION 39.Additional Representations, Warranties and Covenants.
39.1.Section 17.1(l) of the Agreement is hereby replaced in its entirety as follows:
(a)Cooperation with In-License Agreement Compliance. Such Party, at the request of the other Party, will reasonably cooperate with such other Party, including by complying with Annex W, to enable the other Party (or any of its Affiliates) to comply with such other Party's obligations under any agreement between such other Party or its Affiliate, on the one hand, and a Third Party, on the other hand, pursuant to which such other Party or such Affiliate obtained from such Third Party a license or similar grant of rights with respect to any of (i) in the case of Gilead as the other Party, the Gilead Patents, and (ii) in the case of Tibotec as the other Party, the Tibotec Patents (each such agreement, an “In-License Agreement”). Each Party acknowledges that if the failure by a Party to provide such reasonable cooperation to the other Party results in a breach of such agreement, such failure to cooperate may give rise to a termination right by the Third Party that is party to the In-License Agreement.
39.2.Section 17.2(a) of the Agreement is hereby amended by:
(a)Deleting from the Section the following text “; provided, that this sentence shall not apply to Japan or any of the countries in the Access Territory from and after [*] or for such longer period as

Gilead is negotiating in good faith with Janssen to enter into an agreement with respect to the Commercialization of the Combination Product in Japan or such Access Territory country, as the case may be”; and
(b)Inserting in place of the deleted text the following text “; provided, however, that Janssen and its Affiliates shall not be precluded by the foregoing from granting licenses or other rights under their intellectual property to allow any generic manufacturer to Exploit, solely in and for sale in one or more countries in Region C, Combination Product; provided that the agreement between such generic manufacturer and Janssen or its applicable Affiliate granting such rights complies with Sections 17.2(d) and (e) (the right to grant such licenses to generic manufacturers described in this Section 17.2(a) and the analogous right of Gilead under Section 17.3(c) are collectively, the 'Generic Exception').”
39.3.A new Section 17.2(d) of the Agreement is hereby inserted as follows:
Requirements for Janssen Licensees. For (x) each Janssen Licensee that enters into an agreement with Janssen following the Second Amendment Effective Date, Janssen shall ensure such agreement includes, by way of a covenant or a condition on or limitation in the scope of the rights or licenses granted, each of the following provisions (or substantially similar or more restrictive provisions) and (y) each current Janssen Licensee, [*]:
(i)All Generic Region C Combination Product manufactured by the Janssen Licensees shall only be manufactured in facilities located in Region C or, at Janssen's discretion, a subset of countries contained within Region C.
(ii)The Janssen Licensee shall not sell and shall prohibit its Affiliates, distributors and their respective wholesalers and distributors from selling any Generic Region C Combination Product outside of Region C or from assisting any Third Party in doing so.
(iii)The Janssen Licensee shall use a trade dress for the Generic Region C Combination Product that has a tablet color, embossing and printing on the tablet and packaging that is sufficiently different than both the Major Market Trade Dress and the Branded Region B/C Trade Dress so that there will be no likelihood of confusion. Janssen shall review and approve exemplars of each Generic Region C Combination Product to be Manufactured by the Janssen Licensees to ensure compliance with this subsection.
39.4.A new Section 17.2(e) of the Agreement is hereby inserted as follows:
Janssen shall as soon as reasonably possible, and [*].

SECTION 40.	Additional Representations, Warranties and Covenants of Gilead.
40.1.Section 17.3(c) of the Agreement is hereby amended by:

(a)Deleting from the Section the following text “; provided, that this sentence shall not apply to Japan or any of the countries in the Access Territory from and after [*] or for such longer period as Gilead is negotiating in good faith with Janssen to enter into an agreement with respect to the Commercialization of the Combination Product in Japan or such Access Territory country, as the case may be”; and
(b)Inserting in place of the deleted text the following text “; provided, however, that Gilead and its Affiliates shall not be precluded by the foregoing from granting licenses or other rights under their intellectual property to allow any generic manufacturer to Exploit, solely in and for sale in one or more countries in Region C, Combination Product or Derivative Combination Product, provided that the agreement between such generic manufacturer and Gilead or its applicable Affiliate granting such rights complies with Sections 17.3(d) and (e).
40.2.A new Section 17.3(d) of the Agreement is hereby inserted as follows:
Requirements for Gilead Licensees.  For (x) each Gilead Licensee that enters into an agreement with Gilead following the Second Amendment Effective Date, Gilead shall ensure such agreement includes, by way of a covenant or a condition on or limitation in the scope of the rights or licenses granted, each of the following provisions (or substantially similar or more restrictive provisions) and (y) each current Gilead Licensee, [*]:
(i)All Generic Region C Combination Product manufactured by the Gilead Licensees shall only be manufactured in facilities located in Region C or, at Gilead's discretion, a subset of countries contained within Region C.
(ii)The Gilead Licensee shall not sell and shall prohibit its Affiliates, distributors and their respective wholesalers and distributors from selling any Generic Region C Combination Product outside of Region C or from assisting any Third Party in doing so.
(iii)The Gilead Licensee shall use a trade dress for the Generic Region C Combination Product that has a tablet color, embossing and printing on the tablet and packaging that is sufficiently different than both the Major Market Trade Dress and the Branded Region B/C Trade Dress so that there will be no likelihood of confusion.  Gilead shall review and approve exemplars of each Generic Region C Combination Product to be Manufactured by the Gilead Licensees to ensure compliance with this subsection.
40.3.A new Section 17.3(e) of the Agreement is hereby inserted as follows:
17.3(e)        Gilead shall as soon as reasonably possible, and [*].
SECTION 41.Consequences of Termination.
Section 19.6(d)(vi) is hereby amended by inserting “, Annex Y” following the words “Section 7”.
SECTION 42.Survival. Section 19.7(b) of the Agreement is hereby amended and replaced in its entirety with the following:
19.7(b)    Without limiting anything contained in Section 19.6, in the event of any termination of this Agreement for any reason, this Section 19.7 and Sections 1, 2.4, 3.4, 3.6 , 4.5, 6.1(a)(i), 6.1(a)(ii), 7 (to the extent relating to the calculation of the Parties' respective share of revenue from the sale of the Territory Combination Product that contains Supplied TMC278 shipped to Gilead (or its Affiliate) in the Expanded Existing Region during the term of this Agreement), 7.2(a) through (c) (to the extent relating to preventing the unauthorized use and disclosure of a Party's Territory Pricing Information), 7.4(c), 7.4(g), 8 (to the extent relating to payment by Gilead to Janssen for TMC278 API shipped to Gilead (or its Affiliate) during the term of this Agreement), 9.1(a)(iii), 9.1(b)(ii), 9.3(c) (to the extent relating to 9.1(a)(iii) and 9.1(b)(ii)), 9.4(d), 9.5 (only the first sentence and the last two sentences),10.2, 10.3 (solely with respect to any adjustments to the payment obligations that have accrued prior to the effective date of termination), 10.5 through 10.11, 10.12 (solely with respect to any royalties payable with respect to Territory Combination Product sold by the Selling Party or its Affiliates during the period in which Janssen is supplying Supplied TMC278 under the TMC278 Supply Agreement), 11.1, 11.5 through 11.7 (to the extent relating to payment by Gilead to Janssen for TMC278 API shipped to Gilead (or its Affiliate) or relating to payment by Janssen to Gilead for Territory Combination Product Delivered to Janssen (or its Affiliate), in each case during the term of this Agreement) during the term of this Agreement), 11.8 (solely for purposes of a final yield adjustment), 11.9 (solely for the purposes of final calculations under this Agreement, 11.10 (solely for the purposes of final calculations under this Agreement), 12, 13 (to the extent the matters described therein are reasonably likely to affect the Territory Combination Product), 14.1, 14.3, 14.4(d) and (f), 14.5 (other than the last sentence of 14.5), 14.6(a) through (c)(i), 15, 16.3 (solely as the matters prohibited therein relate to this Agreement), 17 (solely with respect to the representations and not with respect to any covenants set forth therein), 17.4, 18, 19.6, 20.1 through 20.15 and the Annexes to the extent applicable to the other surviving terms of this Agreement, shall survive such termination (with respect to the terminated Region, if applicable). For the avoidance of doubt, the survival of certain terms of Annex Z are set forth in Annez Z.
SECTION 43.Annexes I, L, M, N, Q, R, W, and Y. Each of Annexes I, L, M, N, Q, R, W, and Y are hereby replaced in their entirety with the attached Exhibits I, L, M, N, Q, R, W, and Y, respectively.
SECTION 44.Annex Y: Region A, Region C and Region B Alternate Pricing and Discount Rules. Annex Y of the Agreement is hereby inserted with the attached Exhibit Y.
SECTION 45.Annex Z: Territory Combination Product Supply to Janssen. Annex Z of the Agreement is hereby inserted with the attached Exhibit Z.
SECTION 46.Annex AA: Selling Party and Regions. Annex AA of the Agreement is hereby inserted with the attached Exhibit AA.
SECTION 47.Annex BB: Invoices and Payment Terms for Janssen Countries. Annex BB of the Agreement is hereby inserted with the attached Exhibit BB.
SECTION 48.Annex CC: Exchange Rates and Currency Conversion True-Up Principles. Annex CC of the Agreement is hereby inserted with the attached Exhibit CC.
SECTION 49.Annex DD: Calendar Year End Revaluation TCP Invoices. Annex DD of the Agreement is hereby inserted with the attached Exhibit DD.
SECTION 50.Annex EE: Letter Agreement Regarding Marketing Authorization for Combination Product. Annex EE of the Agreement is hereby inserted with the attached Exhibit EE.
SECTION 51.Definitions. All capitalized terms used, but not defined, in this Amended and Restated Second Amendment shall have their respective meanings set forth in the Agreement.
SECTION 52.Construction. The principles set forth in Section 20.12 of the Agreement shall apply to this Amended and Restated Second Amendment.
SECTION 53.Effective Date; Incorporation of Terms; Continuing Effect. This Amended and Restated Second Amendment shall be deemed effective for all purposes as of the Second Amendment Effective Date. The amendment set forth in this Amended and Restated Second Amendment shall be deemed to be incorporated in, and made a part of, the Agreement, and the Agreement, the First Amendment and this Amended and Restated Second Amendment shall be read, taken and construed as one and the same agreement (including with respect to the provisions set forth in Section 20 (Miscellaneous) of the Agreement which shall, as applicable, be deemed to apply to this Amended and Restated Second

Amendment (including with respect to the governing law). Except as otherwise expressly amended by this Amended and Restated Second Amendment, the Agreement shall remain in full force and effect in accordance with its terms and conditions.
SECTION 54.Counterparts. This Amended and Restated Second Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties, intending to be bound, have caused this Amended and Restated Second Amendment to be executed on their behalf by their duly authorized agent as of the day and year first above written.

JANSSEN R&D IRELAND

By:	/s/ Margaret Dunlea Name: Margaret Dunlea Title: Managing Director Janssen R&D Ireland

[Remainder of page intentionally left blank]

Signature Page to Amended and Restated Second Amendment

GILEAD SCIENCES, INC.

By:	/s/ John F. Milligan Name: John F. Milligan, Ph.D. Title: President and Chief Operating Officer
GILEAD SCIENCES LIMITED

By:	/s/ John F. Milligan Name: John F. Milligan, Ph.D. Title: Director

Signature Page to Amended and Restated Second Amendment

I.	Annex I: Calculation of Actual Percentages

II.	Annex L: Annual Adjustments to Account for Actual Yield

III.	Annex M: Payment Terms for TMC278 Invoices

IV.	Annex N: Post-Conversion Supply Price

V.	Annex Q: Additional Financial Reporting

VI.	Annex R: Discount Rules and Related Matters

VII.	Annex W: In-License Agreement Compliance

VIII.	Annex Y: Limited Region A, Region B and Region C Pricing and Discounts

IX.	Annex Z: Territory Combination Product Supply to Janssen

X.	Annex AA: Selling Party and Country List for Region A, Region B and Region C

XI.	Annex BB: Invoice and Payment Terms for Territory Combination Product in Janssen Countries

XII.	Annex CC: Exchange Rates and Currency Conversion True-Up Principles

XIII.	Annex DD: Calendar Year End Invoice Adjustment for Janssen Countries

XIV.	Annex EE: Letter Agreement Regarding Marketing Authorization for Combination Product.

I.	Annex I: Calculation of Actual Percentages

Capitalized terms not defined in this Annex shall have the meanings set forth in the agreement to which this Annex is attached (the “Agreement”).

For each Calendar Year, (a) an actual percentage for each Party shall be established for the Territory as a whole (each an “Actual Percentage”) in accordance with this Annex I and (b) an actual percentage for each Party shall be established on a Regional basis (as described below) in accordance with this Annex I (each a “Regional Actual Percentage”).

For each Calendar Year, up to and including the Calendar Year prior to the Calendar Year in which the first Launch of the Territory Combination Product in the Territory occurs, the Actual Percentage of Gilead shall equal the Working Percentage of Gilead for such Calendar Year and the Actual Percentage of Janssen shall equal the Working Percentage of Janssen for such Calendar Year and for such period each Regional Actual Percentage of each Party shall equal the Actual Percentage of such Party.

For each Calendar Year from and after the Calendar Year in which the first Launch of the Combination Product in the Territory occurs:

A.	Territory-Wide Percentages.
For a given Calendar Year, the Actual Percentage of Janssen shall [*]. The Actual Percentage of Gilead shall equal one hundred percent (100%) less the Actual Percentage of Janssen for such Calendar Year, i.e.:

100% - Actual Percentage of Janssen for such Calendar Year

The Actual Percentages shall be calculated by Gilead and notified to Janssen no later than January 31st of such Calendar Year.

B.	Regional Percentages

B.1.	Expanded Existing Region

The Regional Actual Percentage of Janssen for the Expanded Existing Region shall equal [*]:

[*]
[*]

The Regional Actual Percentage of Gilead for the Expanded Existing Region shall equal one hundred percent (100%) less the Regional Actual Percentage of Janssen for such Region for such Calendar Year, i.e.:

100% - Regional Actual Percentage of Janssen for such Calendar Year

Such Regional Actual Percentages shall be calculated by Gilead and notified to Janssen no later than January 31st of such Calendar Year.

B.2.	Limited Region A, Region B and Region C.
For each of the Limited Region A, Region B and Region C, the Regional Actual Percentage [*].

An example of the calculation of the Actual Percentages and Regional Actual Percentages as described above, provided for illustrative purposes only, is set forth below.

[*]

II.	Annex L: Annual Adjustments to Account for Actual Yield

Capitalized terms not defined in this Annex shall have the meanings set forth in the agreement to which this Annex is attached (the “Agreement”).

1.
At the end of each Calendar Year, Gilead shall determine [*], Gilead shall use reasonable efforts to provide such determinations to Janssen by February 15 after the end of the applicable Calendar Year and shall provide such determinations no later than March 1 after the end of such Calendar Year.

2.	For each Calendar Year, no later than thirty (30) days after the applicable notification is provided pursuant to Paragraph 1 of this Annex L, (a) [*].

3.	For clarification, there shall be [*].

An example of the calculation of the Quantity Differential and associated Calendar Year-end balance sheet adjustments pursuant to paragraph 2 above (as if it were a single Region), provided for illustrative purposes only, is attached below.

[*]

III.	Annex M: Payment Terms for TMC278 Invoices
Capitalized terms not defined in this Annex shall have the meanings set forth in the agreement to which this Annex is attached (the “Agreement”). The payment terms for each of the Regions, for the applicable Party are as follow:

A.	Gilead Countries in the Expanded Existing Region
For the avoidance of doubt, references to the Region in this Section A are deemed to mean the Gilead Countries in the Expanded Existing Region.

A.1.	Determination of the Annual Forecast Payment Term

No later than November 15th of each Calendar Year (in conjunction with the establishment of the Pre-Conversion Supply Price), Gilead shall propose, for the upcoming Calendar Year with respect to the Gilead Countries of the Region a payment term for the payment of TMC278 Invoices (the “Annual Forecast Payment Term”) in the Region. Gilead shall provide Janssen with a basis for its proposed payment term, which shall reflect [*].

In the event that agreement on the Annual Forecast Payment Term for the Gilead Countries in the Region cannot be reached by the Parties for a given Calendar Year by the commencement of such Calendar Year, the Annual Forecast Payment Term for such Calendar Year shall be [*] (the “Annual Default Payment Term”). Gilead shall calculate and promptly notify Janssen of the Annual Default Payment Term for the Region.

The Default Payment Terms and the TPD Default Payment Terms shall be determined as follows for the Region:

1)
On a country-by-country basis, for each Gilead Country [*] (each a “Default Payment Term”). Gilead shall promptly notify Janssen of the Default Payment Term for each applicable country, once calculated.

2)	On a country-by-country basis, for each Gilead Country [*] (each a “TPD Default Payment Term”).

A.2.	Deviation from Annual Forecast Payment Term.

On a quarterly basis for the Region, Gilead shall calculate and report to Janssen [*]

A.3.	Payment Terms

a)	TMC278 Invoices.

For any Triggering Sales of Territory Combination Product that occur in a given calendar month in the Region, any corresponding (as determined below) TMC278 Invoices (or portions thereof) shall be due [*]

B.	Limited Region A Gilead Countries

[*]

An example of the calculation of the payment term with respect to the Gilead Countries in Limited Region A is included below:

[*]

C.	Region B and Region C Gilead Countries

The term “Region” as used in this Section C shall refer to the Gilead Countries in both Region B and Region C collectively. [*].

D.	Region A, Region B and Region C Janssen Countries

For a given month, for any (a) Triggering Sales with respect to Territory Combination Product sold under an Interim TCP Invoice for Region A Janssen Countries; or (b) Delivery (as defined in Annex Z) of Territory Combination Product to Janssen for Region B or Region C Janssen Countries under an Interim TCP Invoice, Gilead shall establish due dates for the Pre-Conversion Invoices corresponding to such Interim TCP Invoice [*].

IV.    Annex N: Post-Conversion Supply Price
Capitalized terms not defined in this Annex shall have the meanings set forth in the agreement to which this Annex is attached (the “Agreement”). The Post-Conversion Supply Price for the applicable Region and Selling Party shall be as follows:

A.	The Gilead Countries in the Expanded Existing Region
For purposes of this Section A, Region shall mean the Gilead Countries in the Expanded Existing Region. The Post-Conversion Supply Price [*]

An example of the calculation of the Post-Conversion Supply Price and the Additional Supply Price, provided for illustrative purposes only, is set forth below.
[*]

An example of the revenue share report for the United States provided for illustrative purposes only, is set forth below.
[*]

B.	Janssen Countries
For the avoidance of doubt, [*]

C.	Gilead Countries in Limited Region A, Region B and Region C
The term “Region” as used in this Section C shall refer to (i) the Gilead Countries in Limited Region A and (ii) the Gilead Countries in both Region B and Region C collectively. For the avoidance of doubt, [*]

C.1.	Post-Conversion Supply Price
The Post-Conversion Supply Price for a given Calendar Year (per kilogram of Supplied TMC278) with respect to the applicable Region shall equal:
[*]
An example of the calculation of the Post-Conversion Supply Price based on certain estimates with respect to TMC278 in the Gilead Countries in the Limited Region A is included below.

[*]

C.2.	Regional TMC278 Annual True-Up
The following Regional TMC278 Annual True-Up shall be calculated [*]
An example of the calculation of Regional Actual Net Selling Price and the Regional TMC278 Annual True-Up in the Limited Region A is included below.

[*]

V.    Annex Q: Additional Financial Reporting

Capitalized terms used in this Annex and not defined herein shall have the meaning set forth in the agreement to which this Annex is attached (the “Agreement”). Section references used in this Annex shall refer to Sections in the Agreement except as otherwise provided.

I. Review of Calculations. Without limitation of a Party's audit rights under Sections 12.2(b) and (c) of the Agreement, each Party may review any calculation provided by the other Party under this Annex Q with respect to the Limited Region A, Region B and Region C. If the reviewing Party disagrees with the other Party's calculations, the reviewing Party shall promptly notify the other Party and the Parties' respective finance representatives shall confer to discuss such disagreement. If they are unable to resolve such dispute within ten (10) Business Days, to the extent such dispute regards the calculation itself (rather than a dispute regarding an interpretation of the Agreement (including this Annex or any other Annexes) or those matters covered by Section 12.2(b) or (c)), then the reviewing Party may refer such dispute to an Independent Accounting Expert. The determination of such Independent Accounting Expert shall be deemed binding upon the Parties absent an agreement to the contrary. For clarity, any dispute regarding the interpretation of the Agreement (including this Annex or any other Annexes) shall be subject to the dispute resolution provisions set forth in the Agreement. For the avoidance of doubt, this provision is intended to apply only to review of the calculations performed pursuant to this Annex Q, and shall not entitle either Party to audit the underlying information utilized in such calculations, which audit right is exclusively provided pursuant to Section 12.2(b) and (c) of the Agreement.

II. Expanded Existing Region. This Section II applies only with respect to the Expanded Existing Region. The Parties shall exchange information as follows:

Each Party shall provide the other Party with the following information at the times set forth below. Reporting pursuant to Section II of this Annex Q shall be on a country-by-country basis and, where appropriate in light of the calculations to be made under the Agreement or any Ancillary Agreements, in the aggregate for all countries reported by the applicable Party in the Expanded Existing Region. Furthermore, to the extent applicable to the reporting contemplated in Section II of this Annex Q, the Parties shall coordinate in good faith to establish categories into which the reporting Party may group Customers based on discounts and other factors deemed relevant by the Parties (“Customer Groups”) in order to limit the level of administrative burden to the Selling Party, and such Customer Groups may change from time to time as the result of changes in Customers' respective discounts or changes in such other factors. Once agreed by the Parties, such Customer Groups may be used by Gilead for purposes of determining the Post-Conversion Supply Price pursuant to Annex N for the Expanded Existing Region.

A.    [*]

VI.    Annex R: Discount Rules and Related Matters
Capitalized terms not defined in this Annex shall have the meanings set forth in the agreement to which this Annex is attached (the “Agreement”). “Representative” shall mean, with respect to a Party, either the Business Representative or the Attorney Representative of such Party.

[*]

VII.    Annex W: In-License Agreement Compliance
[*]

* The entity, Tibotec Pharmaceuticals, was formerly Tibotec Pharmaceuticals Limited.

VIII.    Annex Y: Limited Region A, Region B and Region C Pricing and Discounts

Capitalized terms not defined in this Annex shall have the meanings set forth in the agreement to which this Annex is attached (the “Agreement”).

A.	Generally.

The provisions set forth in this Annex Y shall apply to the pricing of Territory Combination Product sold by the Selling Party or any of its applicable Affiliates to any Third Party, including a Third Party Distributor, in any country outside the Expanded Existing Region. For clarity, the Discount Committee described in Section 7 of the Agreements shall not govern the pricing activities under this Annex Y.

B.	Pricing Principles Outside the Expanded Existing Region.

1.
The Selling Party shall have discretion as to the price that it offers to sell the Territory Combination Product unless otherwise specifically provided in this Annex Y. Except as otherwise agreed by the Parties in writing, with respect to any Price Approval Country, the Selling Party shall be responsible for managing the negotiation with the applicable authority(ies) in each such country in the Territory to obtain and maintain pricing approval.

2.
Upon request of one Party, the other Party shall make available to such requesting Party, solely to the extent allowed by Applicable Law, such information Controlled by such other Party and its Affiliates as is required in order to obtain pricing and reimbursement approvals for the Territory Combination Product.

3.	The following shall apply to Price Approval Countries in Limited Region A or Region B. If, following the Launch of the Territory Combination Product in a given Price Approval Country, [*]

4.
As between the Parties (and their respective Affiliates), the Selling Party (and its Affiliates) (or its Third Party Distributor) shall have sole responsibility for conducting pricing and discounting negotiations (and all other contracting matters) with respect to the Territory Combination Product with Customers in the applicable country in the Territory in accordance with this Annex Y.

5.	Gilead and Janssen shall each retain sole discretion with respect to price-setting and discounts for its respective Single Agent Products and Double Agent Product. Notwithstanding the foregoing, [*]

C.	Disputes.
In the event that interpretation or application of this Annex Y is necessary to implement the provisions of this Annex Y, the Alliance Managers shall discuss the matter and attempt to resolve the matter by consensus.

To the extent any of the above procedures is not permitted by Applicable Law, the Parties shall promptly agree on alternative procedures to replace such procedures.

IX.    Annex Z: Territory Combination Product Supply to Janssen

[See Separate Document]

X.    Annex AA: Selling Party and Country List for Region A, Region B and Region C

This list shall automatically include any country that is derived from the territory of a country listed below (for example, the independent country of Southern Sudan from Sudan).

Region A

Country	Selling Party
Albania	Gilead
Argentina	Janssen
Bahrain	Janssen
Bosnia-Herzegovina	Gilead
Chile	Gilead
Colombia	Gilead
Costa Rica	Gilead
Hong Kong	Janssen
Israel	Janssen
Japan	Janssen
Kosovo	Gilead
Kuwait	Janssen
Lebanon	Janssen
Macau	Janssen
Malaysia	Janssen
Mexico	Janssen
Montenegro	Gilead
Oman	Janssen
Qatar	Janssen
Russia	Janssen
Saudi Arabia	Janssen
Serbia	Gilead
Singapore	Janssen
South Korea	Janssen
Taiwan	Janssen
United Arab Emirates	Janssen
Uruguay	Gilead
Venezuela	Gilead

Region B

Country	Selling Party
Algeria	Janssen
Azerbaijan	Janssen
Belarus	Janssen
Cayman Islands	Gilead
Curacao	Gilead
China (Mainland)	Janssen
Egypt	Janssen
Iran	Janssen
Iraq	Janssen
Jordan	Janssen
Libya	Janssen
Morocco	Janssen
Panama	Gilead
Paraguay	Gilead
Peru	Gilead
Philippines	Janssen
Sint Maarten	Gilead
Tunisia	Janssen
Ukraine	Janssen

Region C

Country	Selling Party
Afghanistan	Janssen
Angola	Janssen
Anguilla	Gilead
Antigua and Barbuda	Gilead
Armenia	Janssen
Aruba	Gilead
Bahamas	Gilead
Bangladesh	Janssen
Barbados	Gilead
Belize	Gilead
Benin	Janssen
Bhutan	Janssen
Bolivia	Gilead
Botswana	Janssen
British Virgin Islands	Gilead
Burkina Faso	Janssen
Burundi	Janssen
Cambodia	Janssen
Cameroon	Janssen
Cape Verde	Janssen
Central African Republic	Janssen
Chad	Janssen
Comoros	Janssen
Congo	Janssen
Congo, Dem. Rep. of the	Janssen
Cote d'Ivoire	Janssen
Cuba	Gilead
Djibouti	Janssen
Dominica	Gilead
Dominican Republic	Gilead
Ecuador	Gilead
El Salvador	Gilead
Equatorial Guinea	Janssen
Eritrea	Janssen
Ethiopia	Janssen
Fiji	Janssen
Gabon	Janssen
Gambia	Janssen
Georgia	Janssen
Ghana	Janssen
Grenada	Gilead
Guatemala	Gilead
Guinea	Janssen
Guinea-Bissau	Janssen
Guyana	Gilead
Haiti	Gilead
Honduras	Gilead

India	Janssen
Indonesia	Janssen
Jamaica	Gilead
Kazakhstan	Janssen
Kenya	Janssen
Kiribati	Janssen
Korea, Dem. People's Rep of	Janssen
Kyrgyzstan	Janssen
Lao, People's Dem. Rep.	Janssen
Lesotho	Janssen
Liberia	Janssen
Madagascar	Janssen
Malawi	Janssen
Maldives	Janssen
Mali	Janssen
Mauritania	Janssen
Mauritius	Janssen
Moldova, Rep. of	Janssen
Mongolia	Janssen
Montserrat	Gilead
Mozambique	Janssen
Myanmar	Janssen
Namibia	Janssen
Nauru	Janssen
Nepal	Janssen
Nicaragua	Gilead
Niger	Janssen
Nigeria	Janssen
Pakistan	Janssen
Palau	Janssen
Papua New Guinea	Janssen
Rwanda	Janssen
Saint Kitts and Nevis	Gilead
Saint Lucia	Gilead
Saint Vincent and the Grenadines	Gilead
Samoa	Janssen
Sao Tome and Principe	Janssen
Senegal	Janssen
Seychelles	Janssen
Sierra Leone	Janssen
Solomon Islands	Janssen
Somalia	Janssen
South Africa	Janssen
South Sudan	Janssen
Sri Lanka	Janssen
Sudan	Janssen
Suriname	Gilead
Swaziland	Janssen
Syria	Janssen
Tajikistan	Janssen

Tanzania, U. Rep. of	Janssen
Thailand	Janssen
Timor-Leste	Janssen
Togo	Janssen
Tonga	Janssen
Trinidad and Tobago	Gilead
Turkmenistan	Janssen
Turks and Caicos	Gilead
Tuvalu	Janssen
Uganda	Janssen
Uzbekistan	Janssen
Vanuatu	Janssen
Vietnam	Janssen
Yemen	Janssen
Zambia	Janssen
Zimbabwe	Janssen

XI.	Annex BB: Invoice and Payment Terms for Territory Combination Product in Janssen Countries

Capitalized terms not defined in this Annex shall have the meanings set forth in the agreement to which this Annex is attached (the “Agreement”).

Gilead shall issue to Janssen an Interim TCP Invoice upon shipment of Territory Combination Product pursuant to the Janssen Distributor Agreement. Each such Interim TCP Invoice shall state the invoiced amount and quantity of Territory Combination Product covered by such invoice. Janssen shall pay each such Interim TCP Invoice in accordance with the payment terms and calculations set forth in this Annex BB of the Agreement.

[*]

A.	Janssen Country Combination Product Invoicing

All TCP Invoices shall be issued and paid in U.S. Dollars on the date set forth below.

A.1.	Invoicing and Payment in Region A Janssen Countries

For purposes of this section the Janssen Countries in Region A are collectively the “Region” for purposes of this Section A.1, such that there shall be a single Average Janssen Region Payment Term for all of the Janssen Countries in Region A.

[*]

An example of the calculation of the payment term with respect to the Janssen Countries in Region A is included below.

[*]

[*]

A.	Janssen Country Combination Product Interim Supply Price
[*]

An example of the calculation of the TCP Interim Supply Price with respect to Territory Combination Product in Region A Janssen Countries (excluding [*]) is included below.

[*]

B.1.	Region B and Region C Janssen Countries

During a Calendar Year, Gilead shall supply each Unit of Branded Region B/C Combination Product to Janssen or its designated Affiliate at the TCP Interim Supply Price calculated for the Region B and Region C Janssen Countries (collectively, the Janssen Countries of Region B and Region C shall constitute a “Region” for purposes of this Section B.2) during such Calendar Year.

[*]

[*]

C.	Janssen Country Combination Product Annual True-Up

C.1.	Region A Janssen Countries Excluding [*]

Within ninety (90) days following the end of each Calendar Year, Gilead shall provide Janssen with a Final TCP Invoice with respect to each Interim TCP Invoice (or portion thereof) for the Janssen Countries in Region A (excluding [*]) (collectively, the “Region” for purposes of this Section C.1). [*]
An example of the calculation of the TCP Annual True-Up is included below.

[*]

C.2.	Region B and Region C Janssen Countries

The following TCP Annual True-Up calculations shall be calculated collectively for the Janssen Countries of Region B and Region C (which are collectively the “Region” for purposes of this Section C.2) such that there shall be a single TCP Annual True-Up for Region B and Region C.
Within ninety (90) days following the end of each Calendar Year, Gilead shall provide Janssen with a Final TCP Invoice with respect to each Interim TCP Invoice (or portion thereof) for the Region. [*]

XII.    Annex CC: Exchange Rates and Currency Conversion True-Up Principles

Capitalized terms not defined in this Annex shall have the meanings set forth in the agreement to which this Annex is attached (the “Agreement”).

A.	Estimated Net Selling Price and TCP Interim Supply Price Currency Conversions

With respect to the calculation of the TMC278 Post-Conversion Supply Price in Annex N with respect to the Limited Region A, Region B and Region C and the TCP Interim Supply Price in Annex BB with respect to the Janssen Countries and the calculations associated therewith, the conversion of currency values used in such calculations with respect to a country from the local currency into U.S. Dollars shall be calculated utilizing the applicable Intra-Year Conversion Rate for such country during such Calendar Year.
“Intra-Year Conversion Rate” shall mean, with respect to a Calendar Year and a country, the daily exchange rate between the applicable country's currency and U.S. Dollars reported by the Bloomberg Professional service application on the last Business Day during the month of October in the previous Calendar Year.

B.	Regional TMC278 Annual True-Up and TCP Annual True-Up

Notwithstanding Section 10.9 of the Agreement and except as otherwise specified in Annex BB Section C.1 with regard to the DCP and Combination Product Actual Net Selling Price values in Argentina, Mexico and Russia, with respect to the calculation of the Regional TMC278 Annual True-Up in Annex N and the TCP Annual True-Up in Annex BB, the conversion of currency values used in such calculations with respect to a country from the local currency into U.S. Dollars shall be calculated utilizing the applicable Final Year Conversion Rate for such country for such Calendar Year with respect to which the Regional TMC278 Annual True-Up and TCP Annual True-Up, as applicable, is being calculated.
“Final Year Conversion Rate” shall mean, with respect to a Calendar Year and a country, the weighted average of the applicable country's Monthly Average Exchange Rate for each of the months in such Calendar Year, weighted by the corresponding Actual Unit Sales, as applicable, with respect to such country for such calendar month.
“Monthly Average Exchange Rate” shall mean, with respect to a country and a calendar month, the actual average daily exchange rate for such month for converting the applicable country's currency into U.S. Dollars, as such rate is reported in Bloomberg Professional service application.
“Actual Unit Sales” shall mean, with respect to a country and a calendar month, the actual number of Units of Territory Combination Product for which a Triggering Sale by Gilead and its Affiliates or Janssen and its Affiliates, as applicable, has occurred in such country for such calendar month.
An example of the calculation of the Final Year Conversion Rate for the TCP Annual True-Up in the Janssen Countries is included below.

[*]

XIII.    Annex DD: Calendar Year End Invoice Adjustment for Janssen Countries

For purposes of this Annex DD, “Region” shall be deemed to mean each of (a) Region A (excluding [*]), (b) Region B and Region C collectively (such that there shall be one calculation for all Janssen Countries in Region B and Region C) and (c) [*]
An example of the calculation of the Revaluation TCP Invoice with respect to the Janssen Countries is included below.

[*]

XIV.	Annex EE: Letter Agreement Regarding Marketing Authorization for Combination Product.

February 7, 2013

John F. Milligan, Ph.D.
President and Chief Operating Officer
Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA  94404

Re: Marketing Authorization Holder for Combination Product

Dear Dr. Milligan,

Janssen R&D Ireland (formerly known as Tibotec Pharmaceuticals), Gilead Sciences Limited, and Gilead Sciences, Inc. entered into a License and Collaboration Agreement, dated as of July 16, 2009 (as amended, the “Agreement”) relating to the development and commercialization of the Combination Product in the Field. (Capitalized terms used, but not defined, in this letter shall have their respective means set forth in the Agreement.)

In accordance with Section 4.4(a) of the Agreement, Gilead, or its designated Affiliate or Third Party Distributor, shall hold the marketing authorization with respect to the Combination Product with respect to each country in the Territory, unless otherwise agreed to in writing by the Parties or prohibited by Applicable Law.

The Parties hereby agree that Janssen, or its designated Affiliate or Third Party Distributor, will hold the marketing authorization with respect to the Combination Product in the countries listed in Attachment 1 attached hereto. For clarity, the Parties agree that Janssen is the Selling Party for the Combination Product in Russia and China (Mainland), but Gilead, or its designated Affiliate or Third Party Distributor, shall hold the marketing authorization with respect thereto in Russia and the Import Drug License (IDL) with respect thereto in China (Mainland).

This letter shall be subject in all respects to the terms and conditions of the Agreement. In the event of any conflict between the provisions of this letter and the provisions of the Agreement, the provisions of the Agreement shall control except with respect to the identification of the MA Holder, paragraph 3 of this letter shall control.

If you are in agreement with the principles set forth in this letter, please sign and return the enclosed copy to my attention.

Gilead Sciences Inc.

/s/ John F. Milligan_________
(Signature)

By: John F. Milligan, Ph.D.
Title: President and Chief Operating Officer

Date: ___________________

Janssen R&D Ireland

/s/ Margaret Dunlea_________
(Signature)

By: Margaret Dunlea
Title: Managing Director, Janssen R&D Ireland

Date: ___________________

Attachment 1
Region A
Country

Argentina
Bahrain
Hong Kong
Israel
Japan
Kuwait
Lebanon
Macau
Malaysia
Mexico
Oman
Qatar
Saudi Arabia
Singapore
South Korea
Taiwan
United Arab Emirates

Region B
Country

Algeria
Azerbaijan
Belarus
Egypt
Iran
Iraq
Jordan
Libya
Morocco
Philippines
Tunisia
Ukraine

Region C
Country

Afghanistan
Angola
Armenia
Bangladesh
Benin
Bhutan
Botswana
Burkina Faso
Burundi
Cambodia
Cameroon
Cape Verde
Central African Republic
Chad
Comoros
Congo
Congo, Dem. Rep. of the
Cote d'lvoire
Djibouti
Equatorial Guinea
Eritrea
Ethiopia
Fiji
Gabon
Gambia
Georgia
Ghana
Guinea
Guinea-Bissau
India
Indonesia
Kazakhstan
Kenya
Kiribati
Korea, Denim. People's Rep. of
Kyrgyzstan
Lao, People's Dem. Rep.
Lesotho
Liberia
Madagascar
Malawi
Maldives
Mali
Mauritania
Mauritius
Moldova, Rep. of
Mongolia
Mozambique

Myanmar
Namibia
Nauru
Nepal
Niger
Nigeria
Pakistan
Palau
Papua New Guinea
Rwanda
Samoa
Sao Tome and Principe
Senegal
Seychelles
Sierra Leone
Solomon Islands
Somalia
South Africa
South Sudan
Sri Lanka
Sudan
Swaziland
Syria
Tajikistan
Tanzania, U. Rep. of
Thailand
Timor-Leste
Togo
Tonga
Turkmenistan
Tuvalu
Uganda
Uzbekistan
Vanuatu
Vietnam
Yemen
Zambia
Zimbabwe

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Annex Z: Territory Combination Product Supply to Tibotec
(this “Tibotec Distributor Agreement” or “TDA”)

Provision	Term
1 Defined Terms
Capitalized terms used and not defined in this TDA have the respective meanings assigned to them in the Collaboration Agreement. For clarity, this TDA shall be deemed part of the Collaboration Agreement. Unless otherwise indicated, all section cross-references in this TDA are to the Sections of this TDA and not the Collaboration Agreement.
“Contract Manufacturer” or “CMO” shall mean any Third Party contract manufacturer with which (a) Gilead or its Affiliates contracts for the Manufacture of Territory Combination Product to fulfill its obligations hereunder, or (b) Tibotec or its Affiliates contracts for the labeling, packaging, handling or storage of Territory Combination Product.
“Gilead Manufacturer” shall mean a Person that Manufactures Territory Combination Product supplied hereunder by or on behalf of Gilead and its Affiliates, whether it be Gilead, an Affiliate of Gilead or a Contract Manufacturer of Gilead (or an Affiliate of Gilead).
“Supply Committee” shall have the meaning set forth in the TMC278 Supply Agreement.
“Territory Combination Product Specifications” shall mean the specifications for Major Market Combination Product and Branded Region B/C Combination Product, as applicable, in each case as provided by Gilead to Tibotec promptly following NDA approval in the United States, as amended from time to time in accordance with this TDA.
“Tibotec Packager” shall mean a Person that packages or labels Territory Combination Product supplied hereunder by or on behalf of Tibotec and its Affiliates, whether it be Tibotec, an Affiliate of Tibotec or a Contract Manufacturer of Tibotec (or an Affiliate of Tibotec).

2 Supply of Territory Combination Product; Minimum Shelf Life
2.1     Generally. Subject to the terms and conditions of the Collaboration Agreement, during the term of this TDA, Gilead shall sell to Tibotec, and Tibotec shall purchase exclusively from Gilead, pursuant to Firm Orders properly submitted to Gilead hereunder, all of Tibotec's requirements of Territory Combination Product in unlabeled bottles of Major Market Combination Product or Branded Region B/C Combination Product, as applicable, for use solely as permitted under the Collaboration Agreement. The Supply Committee shall determine the commencement date for Manufacture and sale to Tibotec under this TDA of Branded Region B/C Combination Product, including any required Manufacture of validation batches required by Applicable Law; provided that the Parties understand and agree that Gilead shall require [*]
2.1 Minimum Shelf Life.
2.2.1     [*]
2.2.2   [*] and for clarity Section 10.6(b) of the Collaboration Agreement shall apply.

3 Forecasts and Orders
3.1 Generally. On or before the first day of each month (the “Forecast Date”) during the term of this TDA, commencing as of the date specified in Section 3.2 or 3.3 of this TDA as applicable, Tibotec shall submit to Gilead, a forecast of the quantity of Major Market Combination Product and Branded Region B/C Combination Product that Tibotec expects to order [*] following the applicable Forecast Date (each, a “Forecast”). Each forecast shall be prepared in good faith consultation with Gilead. In addition, Tibotec shall, prior to the end of each Calendar Year during the Term, provide Gilead with Tibotec's good faith estimate of its annual requirements for Major Market Combination Product and Branded Region B/C Combination Product for [*] following the Calendar Year in which such estimate is given; provided, however, that, in the case of [*]
3.2 Major Market Combination Product. Commencing [*] before the anticipated Launch in the first (1st) Tibotec Country where Tibotec will be selling the Major Market Combination Product, Tibotec shall submit to Gilead a Forecast of the quantity of Major Market Combination Product that Tibotec expects to order for [*] following the applicable Forecast Date. The quantity of the Major Market Combination Product set forth in a given Forecast for [*] shall be binding. Except as provided in the foregoing sentence, Forecasts shall be considered non-binding.
3.3 Branded Region B/C Combination Product.  Commencing [*] before the anticipated Launch in the first Tibotec Country where Tibotec will be selling the Branded Region B/C Combination Product, Tibotec shall submit to Gilead a Forecast of the quantity of Branded Region B/C Combination Product that Tibotec expects to order for [*] following the applicable Forecast Date. Branded Region B/C Combination Product set forth in a given Forecast for [*] shall be binding. Except as provided in the foregoing sentence, Forecasts shall be considered non-binding.
3.4 Orders and Non-Binding Period.
3.4.1 Firm Orders. Tibotec shall notify Gilead, in the form of a purchase order or other form agreed by the Parties (each a “Firm Order”), of the Units of each of Major Market Combination Product and Branded Region B/C Combination Product to be Delivered to satisfy Tibotec's requirements at least [*] prior to the date on which such Territory Combination Product is to be Delivered. Each Firm Order shall (a) be consistent with the quantity set forth in the applicable binding portion of the Forecast; (b) be denominated in Units, unless otherwise mutually agreed by the Parties and (c) specify the Delivery date and any reasonable delivery instructions set forth in the Firm Order. Each Firm Order for Branded Region B/C Combination Product shall be [*] and, provided, further, that Tibotec acknowledges and agrees that production yield rates for Branded Region B/C Combination Product may inherently vary and that as a result Delivered lot sizes may inherently vary from the estimated lot size and the Parties' obligations as to such inherent variation are detailed in Section 6.1.2 of this TDA.
3.4.2 Non-Binding Forecasts [*] and by Supply Committee Determination. Notwithstanding Section 3.4.1, any Forecasts provided by Tibotec for [*] shall be deemed non-binding and the quantities of such Combination Product to be Delivered to Tibotec and timing of any such deliveries shall be determined by the Supply Committee and such determination of quantities and timing by the Supply Committee shall be binding on both Parties.
3.5 Russia. Tibotec shall place separate forecasts and Firm Orders for Major Market Combination Product that will be Distributed in Russia in accordance with Section 3.2 and 3.4.
3.6 Japan. Tibotec shall place separate forecasts and Firm Orders for Major Market Combination Product that will be Distributed in Japan in accordance with Section 3.2 and 3.4; provided, however, that such forecasts shall be [*]
3.7 Acceptance of Firm Orders. Within [*] of initial receipt of a Firm Order from Tibotec, Gilead shall notify Tibotec whether it accepts or rejects such Firm Order. Gilead shall accept any such Firm Order from Tibotec to the extent that such Firm Order complies with the requirements above.
3.8 Supply Committee. The roles and responsibilities of the Supply Committee shall include the supply of Major Market Combination Product and Branded Region B/C Combination Product, including issues related to supply for Japan and Russia and those responsibilities that are set forth in Section 2.2(c) of the TMC278 Supply Agreement but as applied to the Territory Combination Product rather than TMC278.
3.9 Distribution Limitation. Tibotec shall not Distribute (a) in Russia or Japan any Territory Combination Product ordered and Delivered for a country other than Russia or Japan, respectively, or (b) outside of Russia or Japan any Territory Combination Product ordered and Delivered for Russia or Japan, respectively.

4 Deviations from Firm Orders
4.1   [*] notify Tibotec of the quantities of Major Market Combination Product or Branded Region B/C Combination Product, as applicable, that Gilead expects to be able to Deliver by the delivery date specified in the applicable Firm Order.
4.2 Reduced Order Quantity. In the event that Tibotec places a Firm Order that is less than the binding Forecast for such period, [*]

5 Non-Conforming Product
5.1 Notice of Nonconformity. Tibotec shall notify Gilead in writing of any claim that any Territory Combination Product supplied under this TDA is not in conformance with the warranties set forth herein (“Nonconforming”) [*]  Tibotec shall promptly provide Gilead with a sample of such Nonconforming Territory Combination Product, if available, and all relevant reports, data, and laboratory test results indicating that such Territory Combination Product is Nonconforming. Tibotec shall [*]  If Gilead and Tibotec disagree as to whether Units of Territory Combination Product are Nonconforming, Gilead and Tibotec shall designate an independent testing laboratory reasonably acceptable to both Parties to make a determination, which determination shall be binding on the Parties, absent manifest error. Gilead shall [*]
5.2   [*] Nonconforming Territory Combination Product. If the independent testing laboratory (as set forth above) determines that the Territory Combination Product was Nonconforming or the Parties agree that the Territory Combination Product was Nonconforming, then [*]
5.3 Destruction of Nonconforming Territory Combination Product. Tibotec shall arrange for the destruction, return or other disposal, at Gilead's election, of any Nonconforming Territory Combination Product in compliance with Gilead's instructions and Applicable Law. [*]

6 Territory Combination Product Shortage; Failure to Supply
6.1 Inadequate Delivered Quantity of Territory Combination Product.
6.1.1 Tibotec shall notify Gilead in writing of any failure to Deliver Major Market Combination Product or a shortage in quantity in any shipment of Major Market Combination Product (as compared with the amount specified for Delivery in the applicable Firm Order given by Tibotec (as set forth above)) [*] days after Delivery (or scheduled Delivery) thereof. In the event Gilead disagrees with any claim of shortage by Tibotec, each Party shall designate a representative to be present at the inventorying of the at-issue Major Market Combination Product, the results of which shall be binding on the Parties, absent manifest error (and Gilead shall invoice Tibotec solely based on such binding inventory). Gilead shall use its Commercially Reasonable Efforts to promptly Deliver any shortage amount (as agreed upon by the Parties or determined by the inventory) of Major Market Combination Product as promptly as possible. [*]
6.1.2 For Firm Orders of Branded Region B/C Combination Product, Gilead's obligation to Deliver shall be deemed fulfilled if Gilead delivers [*]
6.2 Shortage of Territory Combination Product. If Gilead is unable to supply the full quantities of Territory Combination Product set forth in the Firm Orders from Tibotec and its Affiliates together with the amounts of Territory Combination Product needed by Gilead and its Affiliates, then Gilead shall allocate the available supply of Territory Combination Product [*]
6.3   Notification and Cure. If Gilead fails to supply Territory Combination Product for which it has received a Firm Order in accordance with this TDA, [*] then the matter shall be referred to the Executives for resolution pursuant to Section 2.4 of the Collaboration Agreement; provided that subsection 2.4(b) thereof shall not apply to such resolution.
6.4 Other Remedies. Subject to the express limitations set forth herein, the remedies set forth in this Section 6 for a material breach by Gilead shall be in addition to any other remedies Tibotec may have under this TDA, the Collaboration Agreement, or at law.

7 Territory Combination Product Packaging by Gilead
7.1   Labeling. Gilead shall supply Tibotec with Units of unlabeled bottles of Territory Combination Product.
7.2 Packaging. Each shipment shall be packed, sealed, and shipped in accordance with Gilead's customary packaging practices and GMP.

8 Packaging, Labeling and Storage Technology Transfer; Packaging and Labeling Requirements
8.1 Gilead shall assist Tibotec in establishing proper procedures with respect to packaging, labeling and storage of Territory Combination Product.
8.2 Gilead shall provide Tibotec with the core secondary packaging and packaging insert artwork with respect to the Territory Combination Product (“Core Materials” ) for use by Tibotec in packaging and labeling Territory Combination Product. Tibotec shall use the Core Materials to package and label the Territory Combination Product, but shall modify the Core Materials as required by Applicable Law and shall provide any necessary translations. Gilead shall have the right, but not the obligation, to review and approve in advance the Core Materials, as so modified, for any country for which Tibotec is the Selling Party.

9 Territory Combination Product Delivery
9.1 Delivery shall be [*]
9.2 The shipment shall be labeled with a traceable batch number. The bill of lading shall list the gross weight and net weight of the shipment. Concurrent with each shipment of Territory Combination Product, Gilead shall provide Tibotec with an electronic copy of the certificate of analysis confirming that such batch meets the applicable Specifications. In addition, upon delivery to Tibotec's carrier, Gilead shall provide Tibotec with notice that the shipment has been delivered, including the quantity of Territory Combination Product delivered. If Tibotec requests, Gilead shall provide a written certificate of compliance for a batch or batches of Territory Combination Product delivered to Tibotec.

10 Safety Stock	10.1 Safety Stocks. [*]

11 Quality Control
11.1 Warranty on Territory Combination Product. Gilead represents and warrants that, at the time of Delivery, the Territory Combination Product supplied hereunder, other than as a result of any defect or condition of the Supplied TMC278 included therein, including any breach of any warranty with respect to the Supplied TMC278 made by Tibotec in the TMC278 Supply Agreement (a) shall have been Manufactured in accordance with GMP and Applicable Law, and (b) shall conform to the Territory Combination Product Specifications for Major Market Combination Product or Branded Region B/C Combination Product, as applicable, and the applicable certificate of analysis.
11.2 Changes to Territory Combination Product Specifications.
          11.2.1 Changes to Territory Combination Product Specifications that are an Additional Requirement, shall be governed by Section 8.4 of the Collaboration Agreement. All other changes to the Territory Combination Product Specifications for Major Market Combination Product or Branded Region B/C Combination Product shall be subject to the provisions in this TDA.
11.2.2 If Gilead wishes to amend the Territory Combination Product Specifications, Gilead shall provide written notice thereof to the Tibotec. [*]  Prior to delivery of Territory Combination Product to Tibotec pursuant to this TDA and solely to the extent not provided in the Product Specifications, Gilead shall establish and provide to Tibotec the specifications for bottle size and shape with respect to the supplied Territory Combination Product. Any changes to such bottle size and shape specifications shall be treated in accordance with the process for changing the Product Specifications.
11.3 Territory Combination Product Manufacturing-Related Changes. Manufacturing-related changes that are an Additional Requirement shall be governed by Section 8.4 of the Collaboration Agreement. Subject to the requirements above, other manufacturing-related changes with respect to Territory Combination Product, [*]  Any Manufacturing-Related Changes made with respect to Territory Combination Product shall, in each case, comply with GMP and Applicable Law. In the event of any such change, Gilead shall (i) be responsible to ensure that all Territory Combination Product Manufactured under the changed Manufacturing process by or on behalf of Gilead or its Affiliates meets the applicable Territory Combination Product Specifications, and (ii) provide Tibotec in a timely manner with all information reasonably needed to make corresponding amendments to the applicable regulatory filings in the Territory maintained by Tibotec with respect to the Territory Combination Product (including amending Approvals in the Territory), to the extent necessary.
11.4 Quality Agreements.
11.4.1 Between Gilead and its CMOs. During the term of this TDA, Gilead shall have quality agreements in place with each of its Contract Manufacturers that Manufacture Territory Combination Product for supply hereunder. Such quality agreements shall, at a minimum, have terms governing GMP compliance as are customary in the pharmaceutical industry.
11.4.2 Between Gilead and Tibotec. Prior to the shipment of any Territory Combination Product hereunder, the Parties shall enter into an agreement which sets out the policies, procedures, and standards by which the Parties shall coordinate and implement the operational and quality assurance activities and regulatory compliance objectives contemplated under this TDA with respect to the Territory Combination Product and the subsequent labeling, packaging and storage of such Territory Combination Product by Tibotec (the “Quality Agreement”). Any amendment to the Quality Agreement shall require the written agreement of the Parties.
11.4.3 Between Tibotec and its CMOs. During the term of this TDA, Tibotec shall have quality agreements in place with each of its CMOs that package, label or handle Territory Combination Product purchased hereunder. Such quality agreements shall, at a minimum, have terms governing GMP compliance as are customary in the pharmaceutical industry.

12 Combination Product Inspections
12.1 [*] Inspections. During the term of this TDA and no more than [*]  (a) Tibotec and/or its agents may inspect, during regular business hours, [*] to ascertain compliance with GMP, Applicable Law, the Territory Combination Product Specifications and the terms of this TDA in the Manufacture, handling and shipping of Territory Combination Product; and (b) Gilead and/or its agents may inspect, during regular business hours, [*] to ascertain compliance with GMP, Applicable Law, the Territory Combination Product Specifications and the terms of this TDA.
Any such inspection of a Contract Manufacturer, a Gilead Manufacturer or a Tibotec Packager shall be coordinated with inspections thereof conducted by or on behalf of the other Party or its Affiliates, and may be conditioned on the execution of a customary confidentiality agreement between the inspecting Party (or its agent) and such Contract Manufacturer, Gilead Manufacturer or Tibotec Packager. As part of any inspection conducted pursuant to this Section, the inspecting Party and/or its agents may inspect, as applicable, [*] (such activities, an “Inspection”).
12.2 “For Cause” Inspection.
12.2.1 Tibotec may conduct an Inspection of the relevant facilities of any Gilead Manufacturer that supplies Territory Combination Product hereunder, if such an Inspection is a reasonable response to a Regulatory Authority audit notice or inquiry regarding any Territory Combination Product, an unresolved deviation in the Manufacture of the Territory Combination Product, or customer complaints or adverse events regarding the Territory Combination Product. Tibotec and Gilead shall coordinate in good faith as to the timing of any Inspection of a Contract Manufacturer conducted pursuant to this Section and Gilead or its designee shall be present at any such Inspection.
12.2.2 Gilead may conduct an Inspection of the relevant facilities of any Tibotec Packager, if such an Inspection is a reasonable response to a Regulatory Authority audit notice or inquiry regarding any Territory Combination Product, an unresolved deviation in the packaging, labeling or storage of the Territory Combination Product, or customer complaints or adverse events regarding the Territory Combination Product. Tibotec and Gilead shall coordinate in good faith as to the timing of any Inspection of a Contract Manufacturer conducted pursuant to this Section and Tibotec or its designee shall be present at any such Inspection.
12.3 Remedial Efforts. Following any Inspection conducted (as described above), the Parties shall meet to discuss the inspecting Party's findings, and [*]

13 Payments
13.1 Territory Combination Product. Subject to the terms and conditions of this TDA and the Collaboration Agreement, for Territory Combination Product Delivered by Gilead to Tibotec hereunder, Gilead shall issue to Tibotec an invoice upon shipment of the Territory Combination Product as provided in Annex BB of the Collaboration Agreement. Each such invoice shall state the quantity of Major Market Combination Product and Branded Region B/C Combination Product covered by such invoice and specify all amounts due in United States Dollars. Subject to the terms and conditions of this TDA and the Collaboration Agreement, Tibotec shall pay each such invoice in accordance with the payment terms set forth in Annex BB of the Collaboration Agreement.
13.2 Expenses. Any expenses and/or losses hereunder which are deemed in this TDA to be included in the Manufacturing Fee shall be calculated and invoiced in accordance with Section 10.2 of the Collaboration Agreement. Unless otherwise agreed by the Parties (including in the preceding sentence and in Section 10 of the Collaboration Agreement), (a) each Party promptly shall invoice the other Party for any amounts due under this TDA and (b) each Party shall pay any valid invoice provided by the other Party pursuant to this TDA within [*] after receipt of such invoice.

14 Tibotec Representations, Warranties and Covenants
14.1 Warranty on Distributed Territory Combination Product. Tibotec represents and warrants that, at the time of distribution or sale of Territory Combination Product supplied hereunder to Third Parties, that such Territory Combination Product shall not be expired or otherwise unfit for sale as a result of Tibotec's packaging, labeling, handling or storage of such Territory Combination Product and such Territory Combination Product shall be in conformance with the Territory Combination Product Specifications and Applicable Law with respect to packaging and labeling.
14.2 Permits. Tibotec shall obtain and maintain, all necessary permits for the packaging, labeling, receipt, storage, handling and distribution of Territory Combination Product at the facility(ies) where Territory Combination Product supplied hereunder is packaged, labeled and/or stored by or on behalf of Tibotec or its Affiliates.
14.3 Manufacturing and Storage Records. Tibotec shall maintain complete and accurate records relating to the receipt, handling, storage, use, packaging, labeling and disposal by or on behalf of Tibotec or its Affiliates of the Territory Combination Product supplied hereunder and standard operating procedures for the foregoing in accordance with Applicable Law and GMP and shall provide a written account of any discrepancies. Gilead shall have the right to review such records upon the reasonable request of Gilead.
14.4 Packaging and Labeling Specifications. Tibotec shall label and package the Territory Combination Product in accordance with GMP and Applicable Law for the country or region in which such Territory Combination Product will be sold, released or distributed. If any Territory Combination Product intended for release, sale or distribution by Tibotec fails to comply with the labeling and packaging requirements in accordance with the Territory Combination Product Specifications or Applicable Law for the country or region in which such Territory Combination Product will be sold, released or distributed, then Tibotec shall not release, sell or distribute such Territory Combination Product.
14.5 Tibotec Packagers. Tibotec shall, or shall cause the Tibotec Packagers to, maintain the facilities, equipment and machinery used in connection with the labeling and packaging of Territory Combination Product in a state of repair and operating efficiency that enables it to meet the applicable Territory Combination Product Specifications. Tibotec shall, or shall cause such Tibotec Packagers to, validate the equipment and the labeling and packaging process and any other appropriate steps performed at such facilities and validate/calibrate all instruments used in testing such equipment and machinery, in each case to the extent used in connection with the labeling or packaging of Territory Combination Product and as required by GMP and Applicable Law.
14.6 Handling and Storage. Tibotec shall at all times handle, store and transport Territory Combination Product in accordance with Applicable Law, GMP and GDP and in a manner and with a level of care consistent with Tibotec's handling, storage and transport of similar pharmaceutical products.

15 Consequences of Termination
15.1 Consequences of Termination. In the event the Collaboration Agreement terminates or upon Tibotec ceasing to Distribute Territory Collaboration Product and/or there ceasing to be any Tibotec Countries, the following provisions shall apply:
15.1.1 Prior Orders. [*]
15.1.2 Territory Combination Product. Upon termination of the Collaboration Agreement by Tibotec for a Material Breach by Gilead, [*]

16 Survival
The following provisions of this TDA shall survive the expiry or termination of the Collaboration Agreement (which expiration or termination shall automatically terminate this TDA): Sections 1, 3.9, 9 (with respect to any Territory Combination Product Delivered following termination of this TDA), 11.1, 11.4.3, 14.3 (to the extent such records are required for a period of three (3) years following termination), 15, 16, 17 and 18. In addition to any other Sections which may survive pursuant to this Section 16, the provisions of Sections 2.2, 3.8, 5 (provided that there shall be no obligation to replace Nonconforming Territory Combination Product), 6 (provided that there shall be no obligation to [*]), 8.2 (solely with respect to Tibotec's packaging and labeling obligations), 13 and 14 shall survive, in each case solely with regard to the Territory Combination Product Delivered by Gilead.

17 Subcontracting
Subject to the terms and conditions of this TDA, Gilead may subcontract the Manufacture of Territory Combination Product to one or more Contract Manufacturers. Gilead shall have the right to select such Contract Manufacturers in its sole discretion. In the event that Gilead delegates any of its obligations under this TDA to a subcontractor, Gilead shall remain primarily (and not secondarily or derivatively) liable for the full and timely performance by such subcontractor of all its obligations under this TDA. Notwithstanding anything to the contrary contained herein, if Gilead engages a subcontractor to fulfill any of Gilead's obligations hereunder, Gilead shall cause such subcontractor to comply with the provisions of this TDA.

18 Incorporation with Collaboration Agreement; Interpretation
This TDA is incorporated into and subject to the terms of the Collaboration Agreement. If there is any inconsistency between the provisions of this TDA and the provisions of the Collaboration Agreement, the provisions of the Collaboration Agreement shall control. If there is any inconsistency between the provisions of this TDA and the Quality Agreement, or any purchase order, confirmation, or other document passing between the Parties relating to supply of Territory Combination Product by Gilead to Tibotec or the subsequent packaging, handling or storage of the Territory Combination Product by Tibotec hereunder, the provisions of this TDA shall control except that the Quality Agreement controls with respect to procedures for verifying compliance with quality requirements.